Exhibit 14.1


                                CODE OF ETHICS
                           BERKELEY TECHNOLOGY LIMITED

                  (for Senior Financial Officers in accordance with the Sarbanes-Oxley Corporate Responsibility Act of 2002)

                    Amended and Restated as of December 2007

         It is the policy of Berkeley Technology Limited (the Company) that its employees, directors and agents are held to the highest standards of honest and ethical conduct. Because the capital stock of the Company is publicly listed, Senior Financial Officers of the Company are held to an especially high set of ethical standards, described below. Senior Financial Officers of the Company will not commit acts contrary to these standards of ethical conduct, nor shall they condone the commission of such acts by others.

         Senior Financial Officers subject to this Code of Ethics are defined as the Company's Chief Executive Officer, the Chief Financial Officer, the Controller, and all other officers of the Company, or any person serving in an equivalent position, including those who are internally required to provide sub-certifications in support of certifications made by executive officers to the Securities and Exchange Commission in public filings, regardless of whether or not they are designated as executive officers by the Company.

         This Code of Ethics is in addition to the Company's Code of Conduct, which sets forth fundamental principles of business ethics applicable to all employees. In the event of any inconsistency between this Code of Ethics and the Code of Conduct, the more stringent provision shall control.

         The Board of Directors of the Company has adopted this Code of Ethics to:

     promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     promote the full, fair, accurate, timely and understandable disclosure of the Company's financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality, and also including all public communication disclosures;

     promote   compliance  with   applicable   governmental   laws,   rules  and
     regulations;

     require prompt internal reporting of breaches of, and accountable for adherence to this Code of Ethics; and

     require  accountability  for adherence to this Code of Ethics.

         While the Company expects honest and ethical conduct in all aspects of our business from all its employees, it expects the highest possible honest and ethical conduct from its Senior Officers. Each Senior Financial Officer owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company



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should never be subordinated to personal gain and advantage.  Specifically, each
Senior Financial Officer must:

     Act  with  integrity,   including  being  honest  and  candid  while  still
     maintaining the confidentiality of Company information where required or in the Company's interests.

     Observe, fully, applicable governmental laws, rules and regulations, as well as the Company's Articles of Association, Articles of Incorporation, By-laws, and its rules and procedures.

     Comply  with  the  requirements  of  applicable   accounting  and  auditing
     standards and Company policies in the maintenance of a high standard of accuracy and completeness in the Company's financial records.

     Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

     Avoid conflicts of interest wherever possible. Anything that would be a conflict for a Senior Financial Officer will also be a conflict if it is related to a member of his or her family or a close relative (a spouse, registered partner, biological parent, adoptive parent, child or adopted child).

     Avoid usurping a corporate opportunity, without full disclosure to the Company, on terms no less burdensome to the Company than arm's-length transactions, and subject to Board approval.

     Avoid  the   receipt  of  any  money,   non-nominal   gifts  or   excessive
     entertainment from any company with which the Company or its subsidiaries has current or prospective business dealings.

         The Company strives to ensure that the contents of, and the disclosures in, the reports and documents filed with the Securities and Exchange Commission ("SEC") and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each Senior Financial Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including the Company's independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate. Each Senior Officer shall, in his or her area of responsibility, properly review and critically analyze proposed disclosures for accuracy, completeness and compliance with applicable accounting principles. In addition, every Senior Officer must familiarize himself or herself with the Company's control objectives, processes and testing of internal control policies.

         It is the Company's policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each Senior Financial Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

         The Audit Committee of the Company is responsible for applying this Code to specific situations in which questions as are presented to it and has the authority to interpret this Code in any particular situation. Any Senior Financial Officer who becomes aware of any existing or potential breach of this Code is required to notify the Audit Committee Chairman promptly. Furthermore, any form of retaliation against an employee for reports of potential or actual violations is prohibited. The Audit Committee is empowered to take all action it considers appropriate to investigate any breaches reported to it. If a breach has occurred, the Company will take such disciplinary or preventive action as the Board of Directors deems appropriate, after consultation with the Audit Committee.

         Any changes to or waivers of this Code may be made only by the Board of Directors after consultation with the Audit Committee. Any changes or waivers shall be disclosed in the Company's annual report on Form 10-K, or otherwise as may be required or permitted by law.